Exhibit 10.93

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of June 1, 2007, by and between MBS ARLINGTON LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”).

In consideration of this Agreement, Seller and Purchaser agree as follows:

1. Sale of Subject Property. Seller agrees to sell to Purchaser the property described below, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, “Subject Property”), upon the terms and conditions set forth herein:

(a) Real Property. Fee simple interest in that certain parcel of real estate in Tarrant County, Texas, commonly known as the Corporate Express project, legally described on Exhibit A attached hereto and made a part hereof (the “Land”), together with (i) all building structures, improvements and fixtures owned by Seller located on the Land (the “Improvements”), and (ii) all rights, privileges, servitudes, easements and appurtenances thereunto belonging or appertaining (the items described in (i) and (ii) above, collectively, the “Real Property”).

(b) Personal Property and Intangibles. All of the equipment and personal property owned by Seller located at or installed on the Real Property and used solely in the operation of the Real Property, if any, and the right to use the name of the Subject Property and other business or trade names associated with the Subject Property (excluding any name containing the name “Opus”) to the extent the same are assignable (collectively, “Personal Property”).

(c) Lease. The interest as lessor in and to the lease described on Exhibit B attached hereto and made a part hereof, together with all amendments or modifications referred to therein, if any (the “Lease”).

(d) Permits. The licenses, permits, and certificates of occupancy described on Exhibit C attached hereto and made a part hereof, to the extent that the same are assignable (collectively, the “Permits”).

(e) Service Contracts. The existing service and maintenance contracts described on Exhibit D attached hereto and made a part hereof, together with all amendments or modifications referred to therein, if any (“Service Contracts”) to the extent they are assignable. On or before the Contingency Date, Purchaser shall advise Seller, in writing, of any Service Contracts that Purchaser does not desire to be assigned to and assumed by Purchaser at Closing (the “Rejected Service Contracts”), and any Rejected Service Contracts shall be terminated prior to or at Closing if such contracts are terminable at no cost to Seller and Seller has reasonably sufficient notice to allow for timely termination of such Service Contracts. Failure by Purchaser to notify Seller prior to the Contingency Date shall constitute an election by Purchaser to have all of the Service Contracts assigned to and assumed by Purchaser at Closing. Notwithstanding the foregoing, Purchaser hereby disapproves of any leasing agreements and/or property management agreements affecting the Subject Property, which Seller shall cause to be terminated at Closing.

(f) Warranties. All unexpired warranties and guaranties given or assigned to or benefiting Seller, the Real Property or the Personal Property regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property or the Personal Property that are described on Exhibit E attached hereto and made a part hereof (“Warranties”), to the extent that the same are in Seller’s possession and are assignable without cost to Seller; provided, however, it is understood that Seller is not assigning, and the Subject Property does not consist of, any interest in any construction or development contract between Seller and any other Opus-related entity.

(g) Plans. A limited license, as hereinafter described, to review and use a copy of the final plans and specifications (excluding shop drawings) relating to the construction of the Improvements in Seller’s possession (“Plans”); provided, however, neither Purchaser nor its successors or assigns may use the Plans for any purpose other than the repair, maintenance or restoration of the Improvements without the prior written consent of Seller, and Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its affiliates from and against any unauthorized use of the Plans, which obligation shall survive Closing. Seller reserves the right to use the Plans for any purpose.

2. Closing Date; Purchase Price. The closing of the purchase and sale of the Subject Property (“Closing”) shall occur on July 10, 2007 (the “Closing Date”) unless this Agreement is earlier terminated as provided herein, subject to extension as provided in Section 7(a) below, and subject to Purchaser’s right (which is hereby granted to Purchaser) to accelerate the Closing Date upon five (5) business days prior written notice. Purchaser shall pay to Seller, as consideration for the purchase of the Subject Property, the sum (“Purchase Price”) of NINE MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($9,100,000.00) as the same may be adjusted as provided below. The Purchase Price shall be payable as follows:

(a) Initial Earnest Money Deposit. Within one (1) business day after the execution of this Agreement, Purchaser shall deposit in the form of cash the sum of FIFTY THOUSAND and 00/100 Dollars ($50,000.00) (together with interest earned thereon, the “Initial Earnest Money”) with the escrow department of First American Title Insurance Company, a California corporation, at 1900 Midwest Plaza West, 801 Nicollet Mall, Minneapolis, MN 55402, attn: Jordan Dunn (“Title Company”) pursuant to an escrow agreement in the form of Exhibit F attached hereto and made a part hereof (the “Escrow Agreement”).

(b) Second Earnest Money Deposit. Within one (1) business day after the Contingency Date (as defined herein), Purchaser shall deposit in the form of cash the additional sum of ONE HUNDRED THOUSAND and 00/100 Dollars ($100,000.00) (the “Nonrefundable Second Earnest Money”; together with the Initial Earnest Money and any interest earned thereon, the “Earnest Money”) with the Title Company pursuant to the Escrow Agreement. Notwithstanding anything stated to the contrary in this Agreement, if the transaction contemplated hereunder fails to close for any reason other than Purchaser’s default under this Agreement, the Earnest Money shall be refundable to Purchaser, except as specifically provided herein. All or a portion of the Earnest Money shall, at Purchaser’s election, be credited against the Purchase Price at Closing.

(c) Balance of Purchase Price. The balance of the Purchase Price, plus or minus prorations and other adjustments, if any, shall be due in cash at Closing. Purchaser shall pay such balance to Seller, or, at the direction of Seller, by wire transfer of immediately available funds to the Title Company’s escrow account at Closing, to be received by Seller at or before 2:00 p.m. Central Daylight Time on the Closing Date.

3. Conditions Precedent to Closing. Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Conditions Precedent”) on or before 5:00 p.m. Central Daylight Time, on July 2, 2007 (“Contingency Date”):

(a) Title/Survey. Prior to the date hereof, Seller has furnished to Purchaser: (i) a current title commitment (“Commitment”) for the Real Property (with copies of all underlying title documents listed in the Commitment other than any financing documents) for a TLTA form owner’s title policy (the “Owner’s Policy”) in the amount of the Purchase Price issued by the Title Company showing title in Seller, subject only to the encumbrances set forth on Exhibit G attached hereto and made a part hereof or otherwise permitted by Purchaser (collectively, the “Permitted Encumbrances”), which Commitment shall be in a nominal amount but shall be increased to the Purchase Price at Closing and (ii) an updated ALTA as-built survey (“Survey”) for the Real Property prepared in accordance with the Minimum Standard Detail Requirements for Class A Land Title Surveys (jointly established by ALTA/ACSM as revised in 2005) which shall be (prior to Closing) certified to Purchaser and the Title Company. If the Survey discloses survey defects other than the Permitted Encumbrances or if the Commitment shows exceptions other than the Permitted Encumbrances that are not acceptable to Purchaser (collectively, the “Unpermitted Encumbrances”), then Purchaser shall notify Seller, in writing, on or before June 21, 2007 (the “Title Notice Date”), specifying the Unpermitted Encumbrances, and, prior to the Contingency Date, Purchaser shall have received assurances satisfactory to Purchaser, in its reasonable discretion, that the Unpermitted Encumbrances will be removed or endorsed over on or before Closing. Any encumbrances shown on the Commitment or the Survey to which Purchaser has not objected on or prior to the Title Notice Date shall be deemed “Permitted Encumbrances”. In addition, if Seller has not expressly agreed in writing on or before the Contingency Date that Seller will remove or cause the Title Company to endorse over any encumbrances to which Purchaser has objected, such encumbrances shall be deemed “Permitted Encumbrances” (and shall no longer be Unpermitted Encumbrances) from and after the Contingency Date if Purchaser has not terminated this Agreement as allowed herein, on or prior to the Contingency Date. Notwithstanding anything herein to the contrary, Seller shall have no obligation to correct, cure or remove any Unpermitted Encumbrances; provided, however, that Seller covenants to cause all monetary and financing liens and encumbrances created by or through Seller (other than the liens for non-delinquent real property taxes) to be eliminated at Seller’s sole cost and expense (including all pre-payment penalties and charges) prior to or concurrently with Closing.

(b) Due Diligence Materials; Tests. Seller shall, within two (2) business days following execution of this Agreement, deliver to Purchaser copies of the due diligence materials listed on Schedule 1 attached hereto to the extent in Seller’s possession or control with respect to the Subject Property, for Purchaser’s review and analysis. Except as otherwise provided herein, it is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the Contingency Date, as to whether or not it wishes to purchase the Subject Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Subject Property and on the express representations of Seller contained herein and not on any materials supplied by Seller. Seller shall allow Purchaser and Purchaser’s officers, employees, agents, attorneys, architects and engineers access to the Real Property, subject to the rights of Corporate Express of Texas, Inc., the tenant under the Lease (the “Tenant”) without charge and at all reasonable times, for the purpose of making such inspections, tests and verifications (collectively, “Tests”) as they shall deem reasonably necessary, provided that Purchaser may not perform a Phase II environmental assessment or physically invasive testing without Seller’s prior written approval. Purchaser’s access rights shall commence on the date of this Agreement and continue until the earliest to occur of the following events: (i) the date Seller terminates this Agreement in accordance with the terms hereof; (ii) the date Purchaser terminates this Agreement in accordance with the terms hereof, or (iii) the Closing. On or before the Contingency Date, Purchaser shall be satisfied, in its sole and absolute discretion, with the results of the Tests. Purchaser shall pay all costs and expenses of the Tests, and except for those matters caused by the negligent acts or omissions of Seller, Purchaser shall defend, indemnify and hold harmless Seller, and its agents, employees and contractors, and the Subject Property, from and against any and all loss, cost, damage, liability, settlement, cause of action or threat thereof or expense (including, without limitation, reasonable attorneys’ fees and costs) arising from or relating to the Tests, but excluding claims arising from Purchaser’s discovery of existing conditions on the Subject Property (except to the extent such existing conditions were exacerbated by the Tests). Purchaser shall carry and shall cause any consultants retained by Purchaser to carry policies of commercial general liability insurance in an amount not less than $5,000,000 combined single limit per occurrence for bodily injury, death and property damage liability and provide evidence of such insurance to Seller prior to commencing the Tests. Purchaser shall promptly repair and restore any damage to the Subject Property attributable to the conduct of the Tests, or Purchaser’s presence or activity on the Subject Property and shall promptly return the Subject Property to substantially the same condition as existed prior to the conduct of the Tests. No Tests shall be conducted without Seller’s approval as to the time and manner of such Tests, which approval shall not be unreasonably withheld or delayed. At Seller’s sole option, any such Tests shall be performed in the presence of a representative of Seller. All Tests shall be conducted in such a manner so as to minimize interference with the operation of the Subject Property and the business of the Tenant and occupants thereof. Anything in this Agreement to the contrary notwithstanding, the indemnity, defense and hold harmless obligations of Purchaser under this Section 3(b) shall survive Closing and any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to make any repairs or improvements to the Subject Property.

Purchaser shall be permitted to interview Tenant at a time reasonably acceptable to Seller and the Tenant, provided that Seller may have a representative present at any such interview.

Purchaser has informed Seller that Purchaser is required by law to complete with respect to certain matters relating to the Subject Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller shall deliver to Purchaser, as part of the due diligence materials provided to Purchaser as provided for in this Agreement, (a) the documents which are described on Exhibit M attached hereto, to the extent in existence and in Seller’s possession with respect to the time periods during which the Subject Property was owned by Seller (collectively, the “Audit Documentation”), and (b) provide to Purchaser in written form, as determined by Seller, answers to the questions relating to the Subject Property which are expressly set forth in Exhibit M (the “Written Answers”) (provided that Seller shall not be required to answer any additional written questionnaires in connection with Purchaser’s 3-14 Audit and shall not be required to deliver any confidential or proprietary information of Seller, including appraisals, organizational documents, documents relating to the capitalization of Seller or its members, whether through debt or equity, the Seller’s basis in the Subject Property, and internal reports, or any materials not related to the Subject Property). All such Audit Documentation and Written Answers are provided by Seller without any representation or warranty. Purchaser waives all claims against Seller in connection with the preparation of the Audit Documentation and Written Answers provided to Purchaser or its auditors with respect to the Subject Property. Purchaser shall indemnify and defend Seller and its officers, directors, employees, members and affiliates against any and all claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorney’s fees) arising in connection with the preparation and delivery of the Audit Documentation and Written Answers, including any claims based on the accuracy or completeness of the Audit Documentation or Written Answers or compliance of such Audit Documentation or Written Answers with applicable laws. Purchaser’s indemnification obligations contained in this Section 3 shall survive Closing.

Purchaser shall, on or before the Contingency Date notify Seller in writing if the Conditions Precedent have not been satisfied or waived by Purchaser, in Purchaser’s sole and absolute discretion and that Purchaser has elected to terminate this Agreement (which election shall be in Purchaser’s sole and absolute discretion). If Purchaser so timely notifies Seller, then this Agreement shall terminate, and Purchaser shall receive a return of the Earnest Money together with any interest earned thereon, provided Purchaser shall execute any documents reasonably required by Seller to evidence such termination including, without limitation, a quit claim deed. Upon such termination, neither party will have any further rights or obligations (other than the obligations of Purchaser set forth in Sections 1(g), 3(b) and 29 and the indemnity and other obligations of Seller and Purchaser set forth in Sections 13 and 24, which obligations shall survive any such termination; such indemnity obligations shall be referred to herein as the “Surviving Indemnity Obligations”) regarding this Agreement or the Subject Property. If Purchaser gives notice that the Conditions Precedent have been satisfied or waived by Purchaser, or if Purchaser fails to notify Seller on or prior to the Contingency Date that the Conditions Precedent have not been satisfied or waived by Purchaser, then Purchaser’s termination right set forth in this Section 3 shall be deemed to have been waived by Purchaser, in which event (i) Purchaser shall deposit the Nonrefundable Second Earnest Money with the Title Company, (ii) the Initial Earnest Money and the Nonrefundable Second Earnest Money shall become nonrefundable as of the Contingency Date subject to the terms and conditions of this Agreement, and (iii) the parties shall proceed to Closing in accordance with the provisions herein contained.

4. Covenants by Seller. Seller covenants and agrees with Purchaser that from the date hereof until the Closing Date or earlier termination of this Agreement, Seller shall conduct its business involving the Subject Property as follows and during such period will (except as specifically provided to the contrary herein):

(a) Transfers; Easements. Refrain from conveying the Subject Property, except to an affiliate or subsidiary (which transfer, if any, will be made subject to the rights of Purchaser under this Agreement), or creating on the Subject Property any easements affecting the Subject Property other than as may be required by any applicable governmental or quasi-governmental authority or by a provider of utility services, and refrain from removing any fixture or equipment; provided, however, nothing herein shall preclude Seller or Seller’s property manager from replacing any equipment, supplies or machinery in the ordinary course of operating the Subject Property. Seller shall, upon Seller’s receipt, deliver to Purchaser a copy of any easement so required by any governmental or quasi-governmental authority or provider of utility services affecting the Subject Property (which shall require the consent of Purchaser, not to be unreasonably withheld), and any such easement, if approved, shall constitute a Permitted Encumbrance.

(b) Contracts. Refrain from entering into or amending any material contracts or other agreements regarding the Subject Property that would be binding on Purchaser following consummation of the sale contemplated by this Agreement (other than leases, which are governed by Section 4(d) and other than contracts in the ordinary course of business which are cancelable by the owner of the Subject Property without penalty within thirty (30) days after giving notice thereof) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, and which shall be deemed given if Purchaser does not object to Seller’s request for approval within three (3) days.

(c) Operation. Operate, maintain, repair and insure the Subject Property in a manner consistent with the existing operation, maintenance, repair and insurance of the Subject Property.

(d) Other Leases. Except as expressly provided herein, from and after the Contingency Date (provided that this Agreement has not been terminated), Seller shall refrain from amending the existing Lease (a “Proposed Lease Amendment”) without Purchaser’s written approval, as provided below, provided that Purchaser shall have no ability to interfere with the administration by Seller of the existing Lease as required by, and in accordance with, the terms of the Lease. Seller shall furnish Purchaser with a true and complete copy of any Proposed Lease Amendment, and Purchaser shall have three (3) business days from receipt of such Proposed Lease Amendment to approve or disapprove the same, which approval or disapproval shall be in Purchaser’s sole discretion. In the event that

Purchaser does not approve any such Proposed Lease Amendment, Purchaser shall notify Seller, in writing, of such disapproval prior to the expiration of the aforesaid three (3) business day period. If Purchaser does not provide such notice prior to the expiration of the aforesaid three (3) business day period, the Proposed Lease Amendment shall be deemed approved. Nothing in this Section 4(d) shall restrict Seller from amending the Lease prior to the Contingency Date, provided that Seller shall provide Purchaser with a copy of any such Proposed Lease Amendment(s) at least three (3) days prior to the Contingency Date.

(e) Notice Regarding Representations and Warranties. Seller shall promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Section 5 herein to be untrue if made after Seller’s receipt of any such notices.

(f) SNDAs. Seller agrees to submit to the Tenant a Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) in the form delivered by Purchaser to Seller (provided that such form shall be completed by Purchaser and delivered to Seller) and request that the Tenant return the SNDA to Seller along with the Estoppel Certificates (as defined in Section 7 below), but receipt of the executed SNDA from Tenants shall not be a condition to the Closing.

5. Representations by Seller.

(a) Representations. Seller represents to Purchaser as follows:

(i)	Authority. Seller is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware; Seller has the requisite power and authority to enter into and perform this Agreement, the Seller’s Closing Documents and the Joint Closing Documents (as herein defined) to which it is a party; such documents have been duly authorized by all necessary action on the part of Seller and have been or will be duly executed and delivered; such execution, delivery and performance by Seller of such documents will not conflict with or result in a violation of Seller’s organizational documents, or any judgment, order, or decree of any court or arbiter to which Seller is a party, and such documents are valid and binding obligations of Seller, and are enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, creditors’ rights and other similar laws.

(ii)	FIRPTA. Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(iii)	Proceedings. To the knowledge of Seller, there is no action, litigation, investigation, condemnation or proceeding of any kind pending, or to the knowledge of Seller, threatened against Seller (with respect to the Subject Property) or the Subject Property.

(iv)	Lease.

(A) Exhibit B is a true and complete list of all of the Lease documents or other occupancy agreements for the Subject Property. Except as set forth in the Lease, there are no rights of first refusal, options to terminate without cause of Seller, options to renew, options to purchase, or any rent abatements given to the Tenant after the Tenant is in occupancy and paying rent.

(B) To the Seller’s knowledge, the Lease is in full force and effect according to the terms set forth therein, and has not been modified, amended, or altered, in writing or otherwise, except as set forth in Exhibit B.

(C) Seller has not received written notice from the Tenant of any unperformed obligation of the landlord under the Lease, including, without limitation, failure of the landlord to construct any tenant improvements that were required to have been completed prior to the date hereof by the landlord under the Lease. Seller has not been advised in writing of any claims or disputes giving rise to any setoff by the Tenant. To Seller’s knowledge, with respect to the Lease as of the date hereof, except as shown on Exhibit B-1 attached hereto, all tenant improvement allowances have been paid and all tenant improvements have been completed.

(D) To Seller’s knowledge, the Tenant is not in default under its Lease (beyond any applicable grace or cure period), and there are no rent delinquencies of more than thirty (30) days.

(E) There are no brokers’ commissions, finders’ fees, or other charges payable or to become payable to any third party on behalf of Seller as a result of or in connection with the Lease, including, without limitation, any unexecuted options to expand or renew, except as set forth on Exhibit B-2 attached hereto and made a part hereof.

(v)	Blocked Persons. Seller has not received written notice that Seller is:

(A) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 Sept. 25, 2001 (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”);

(B) a person who has been determined by competent authority to be subject to the prohibitions contained in the Order;

(C) owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(b) Seller’s Knowledge. As used in this Agreement, the phrase “to Seller’s knowledge” or words of similar import shall mean the actual knowledge of David C. Watson, Vice President, without independent investigation or inquiry.

6. Representations by Purchaser and Other Matters.

(a) Representations by Purchaser. Purchaser represents to Seller as follows:

(i)	Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware; Purchaser has the requisite power and authority to enter into this Agreement, the Purchaser’s Closing Documents (as herein defined) and the Joint Closing Documents (as herein defined); such documents have been duly authorized by all necessary action on the part of Purchaser and have been or will be duly executed and delivered; that the execution, delivery and performance by Purchaser of such documents will not conflict with or result in violation of Purchaser’s organizational documents or any judgment, order or decree of any court or arbiter to which Purchaser is a party; such documents are valid and binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, creditor’s rights and other similar laws.

(ii)	Purchaser has not received written notice that Purchaser is:

(A) listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC pursuant to the Order and/or on any of the Lists;

(B) a person who has been determined by competent authority to be subject to the prohibitions contained in the Order;

(C) owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(iii)	Purchaser shall not transfer this Agreement or permit the transfer of any interest in Purchaser to any person or entity who is listed on the Lists.

(b) Other Matters Related to Representations of Seller and Purchaser. The respective representations of Seller and Purchaser contained in this Agreement shall survive Closing; provided, however, that (i) any cause of action that Purchaser may have against Seller by reason of a breach or default of any of the representations set forth herein or in any Seller’s Closing Documents or Joint Closing Documents must be filed by Purchaser within two (2) years after the Closing Date, or such claims shall expire; provided, however, that in order to bring a claim during such two (2) year period, Purchaser must give notice of any claim for breach of a representation on or prior to December 31, 2007 (the “Representation Notice Date”), (ii) Seller’s total liability for any breach or breaches of its representations set forth herein shall in no event exceed $600,000 in the aggregate, which liability limit shall survive Closing; and (iii) Seller shall not have any liability whatsoever to Purchaser with respect to any breach or breaches by Seller of its respective representations set forth herein, if, prior to Closing, Purchaser obtains knowledge by virtue of a written document or report received on or prior to the Closing Date of a fact or circumstance, the existence of which would constitute a breach of Seller’s representations set forth herein. Among other things, for purposes hereof, Purchaser shall be deemed to have knowledge of any fact or circumstance set forth in any environmental assessments, Estoppel Certificate (as defined in Section 7(b)(iv) hereof) or other written materials reviewed or received by Purchaser on or prior to the Closing Date. Seller’s representations set forth herein shall be deemed automatically modified to the extent that any information contained in any environmental assessments or other written materials reviewed or received by Purchaser prior to the Closing Date is inconsistent with the matters which are the subject of such representations, provided that a material change in such representations after the Contingency Date shall constitute a failure of Purchaser’s Closing Condition Precedent set forth in Section 7(b)(i) below. Notwithstanding the foregoing, Seller shall not have any liability with respect to any breach to the extent the loss sustained by Purchaser as a result thereof does not exceed $25,000.00 in the aggregate, provided, further if any such loss exceeds $25,000.00, Seller shall be liable for the total amount of such loss subject to the maximum liability provisions herein contained.

7. Closing.

(a) Closing Date. The Closing shall occur at 2:00 p.m. Central Daylight Time on the Closing Date, or on such earlier or later date as Seller and Purchaser may mutually agree, subject to extension as provided below and delays occasioned by operation of Section 8(b) hereof. The Closing shall occur at the office of, or by mail through escrow with, the Title Company or the office of Seller’s outside counsel, Briggs and Morgan, Professional Association, in Minneapolis, Minnesota or at such other time and place as the parties may mutually agree. Purchaser shall have the one-time option to extend the Closing Date to July 25, 2007 (the “Extended Closing Date”; in the event Purchaser so elects to extend the Closing Date, herein all references to the Closing Date shall mean the Extended Closing Date), provided that on or before two (2) business days prior to the initially scheduled Closing Date, Purchaser shall deliver written notice to Seller that it has elected to extend the Closing Date to the Extended Closing Date and shall deposit an additional nonrefundable deposit of SEVENTY-FIVE THOUSAND and 00/100 Dollars ($75,000.00) (the “Extension Deposit”) with the Title Company. The Extension Deposit shall thereafter be included as Earnest Money pursuant to this Agreement.

(b) Purchaser’s Closing Conditions Precedent. Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Purchaser’s Closing Conditions Precedent”); provided, however, that Purchaser shall have the unilateral right to waive any Purchaser’s Closing Conditions Precedent, in whole or in part, by written notice to Seller:

(i)	The representations in Section 5 of Seller hereof shall be, in all material respects, true and complete (provided that the execution of any Lease amendments permitted by this Agreement shall not be deemed a failure of this condition).

(ii)	Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, including, without limitation, the timely delivery of all documents and instruments to Title Company as required by Sections 8(a) and 8(d) hereof, as and when required by this Agreement, in all material respects.

(iii)

Purchaser shall have received an estoppel certificate no less than three (3) business days prior to the Closing Date, substantially in the form of Exhibit H attached hereto and made a part hereof, with such additional modifications requested by Tenant and reasonably approved by Purchaser, from Tenant (the “Estoppel Certificate”), which Estoppel Certificate shall not disclose the existence of any defaults under the Lease referenced therein and shall contain information that is consistent with the terms of the Lease referenced therein. Seller and Purchaser agree that Seller shall not be in default under this Agreement if Seller is unable to obtain an Estoppel Certificate from the Tenant and that no costs, expenses or other damages shall be due to Purchaser in such event. Seller shall use reasonable efforts to obtain such Estoppel Certificate from the Tenant prior to the Contingency Date; provided, however, Seller shall not be required to expend significant monies or make significant concessions or institute litigation in order to obtain such Estoppel Certificate. Purchaser shall accept an Estoppel Certificate from the Tenant substantially in the form required in the Tenant’s Lease, or in another form reasonably acceptable to Purchaser in lieu of an Estoppel Certificate substantially in the form attached as Exhibit H attached hereto.

(c) Seller’s Conditions Precedent. Seller’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Seller’s Closing Conditions Precedent”), but Seller shall have the unilateral right to waive, in whole or in part, any Seller’s Closing Conditions Precedent, by written notice to Purchaser:

(i)	The representations in Section 6 of Purchaser hereof shall be, in all material respects, true and complete.

(ii)	Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement, as and when required by this Agreement, in all material respects.

(iii)	On or before June 15, 2007, the Board of Directors of Gerald and Henrietta Rauenhorst Foundation, Inc., a Florida nonprofit corporation (the “Foundation”), in its capacity as the sole member of the general partner of Seller, shall have approved the transaction contemplated by this Agreement. In the event the Foundation does not approve the transaction, Seller may terminate this Purchase Agreement and upon such termination, neither party shall have any further liability under this Agreement (except for the Surviving Indemnity Obligations, which shall survive such termination).

(d) Failure of Condition Precedent. In the event Purchaser’s Closing Conditions Precedent or Seller’s Closing Conditions Precedent, as the case may be, have not been satisfied or waived as of the scheduled Closing Date as the same may be extended as permitted above, and provided the failure to satisfy or waive any such condition is not attributable to a breach or default of this Agreement by Seller or Purchaser, as the case may be (in which event the provisions of Section 10 shall apply), this Agreement shall terminate (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination) and the Earnest Money shall promptly be returned to Purchaser; provided, however, upon such termination Purchaser shall, at the request of Seller, execute any document reasonably requested by Seller to evidence such termination, including, without limitation, a quit claim deed. Upon such termination, neither party will have any further rights or obligations (other than the Surviving Indemnity Obligations, which shall survive any such termination) regarding this Agreement or the Subject Property.

8. Closing Deliveries.

(a) Seller’s Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Purchaser or cause to be executed and/or delivered the following (collectively, “Seller’s Closing Documents”):

(i)	Deed. A Special Warranty Deed (“Deed”) conveying the Real Property to Purchaser in the form attached as Exhibit I hereto.

(ii)	Bill of Sale. A Bill of Sale transferring the Personal Property for the Subject Property, if any.

(iii)	Evidence of Termination of Management Agreement. Evidence that the existing management agreement executed by Seller has been terminated with respect to the Subject Property.

(iv)	Certificate Regarding Representations in Section 5. A certificate stating that the representations in Section 5 made by Seller under this Agreement are true and complete in all material respects as of the Closing Date, as modified in the interim, or indicating any material and adverse change in any such representations.

(v)	FIRPTA Certificate. A non-foreign certificate properly containing such information as is required by Section 1445(b)(2) of the Internal Revenue Code and the regulations promulgated thereunder.

(vi)	Title Documents. Such certificates of Seller in favor of the Title Company, transfer tax declarations or other documents as may be reasonably required by Title Company in order to record the Deed and issue the Owner’s Policy, all in forms reasonably acceptable to Seller.

(vii)	Tenant Estoppel Certificate. Subject to the terms of Section 7(b)(iv) hereof, an Estoppel Certificate from Tenant. Notwithstanding anything herein to the contrary, Seller shall not be in default under this Agreement Seller is unable to obtain Estoppel Certificate from the Tenant, and no expenses, costs or other damages shall be due to Purchaser for failure to deliver the Estoppel Certificate.

(viii)	Broker Lien Waiver. An affidavit of waiver of lien rights executed by the Broker, waiving any statutory lien rights with respect to the sale of the Subject Property. In addition, in the event the Title Company requires any additional broker’s lien waivers in connection with the leasing and/or sale of the Subject Property in order to issue the Owner’s Policy, then Seller shall deliver such waivers in form satisfactory to induce the Title Company to issue the Owner’s Policy.

(b) Title Policy. At Closing and as a condition precedent thereto, Seller shall cause the Title Company, to deliver or irrevocably commit to deliver to Purchaser its owner’s title insurance polity (the “Owner’s Policy”) in the form of a TLTA standard form of Owner’s Policy of Title Insurance. If the Owner’s Policy which the Title Company is prepared to issue shows any Unpermitted Encumbrances, Seller shall have the option to extend the Closing Date in order to endeavor to remove such Unpermitted Encumbrances, provided that all of the following conditions are satisfied: (i) Seller shall provide Purchaser with written notice of its election to extend the Closing Date by no later than five (5) days prior to the scheduled Closing Date, (ii) Seller covenants and agrees that within fifteen (15) days after the scheduled Closing Date (such 15-day period being sometimes hereinafter referred to as the “Title Cure Period”), to use reasonable efforts to remove such Unpermitted Encumbrances or to cause the Title Company to issue its endorsement over any such Unpermitted Encumbrances (if such endorsement is available), which endorsement shall be in form and substance reasonably acceptable to Purchaser, and (iii) the new Closing Date shall be five (5) days after the date Seller has provided Purchaser with written notice that the Unpermitted Encumbrances have been removed or that the Title Company will issue its endorsement over any such Unpermitted Encumbrances, which endorsements shall be in form and substance reasonably acceptable to Purchaser; provided, however, that the new Closing Date shall not be more than twenty (20) days after the scheduled Closing Date. If, after using reasonable efforts, as aforesaid, Seller cannot cause such Unpermitted Encumbrances to be removed or if Seller cannot cause the Title Company to issue its endorsement over any such Unpermitted Encumbrances on or before the expiration of the Title Cure Period, Purchaser shall, within five (5) business days following expiration of the Title Cure Period, elect to either (i) terminate this Agreement (other than Surviving Indemnity Obligations, which obligations shall survive any such termination) and the Earnest Money shall be returned to Purchaser, provided if Seller so requests, Purchaser shall execute any document reasonably requested by Seller to evidence such termination including, without limitation, a quit claim deed, and neither party will have any further obligations (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination) or (ii) take title to the Real Property on the new Closing Date as provided above subject to the Unpermitted Encumbrances as it then is (without any reduction in the Purchase Price), provided that Seller shall remove any mortgage or similar financing lien created by or through Seller. Failure of Purchaser to notify Seller within the time limits prescribed herein shall constitute an election under clause (ii) above.

(c) Purchaser’s Closing Documents. On the Closing Date, Purchaser will execute and/or deliver or cause to be executed and/or delivered to Seller the following (collectively, “Purchaser’s Closing Documents”):

(i)	Purchase Price. Provided all of Purchaser’s Closing Conditions Precedent are satisfied or waived, the Purchase Price, plus or minus prorations and other adjustments provided herein, if any, by wire transfer of immediately available funds, to be received in Title Company’s trust account on or before 2:00 p.m. Central Daylight Time on the Closing Date.

(ii)	Title Documents. Such affidavits of Purchaser, transfer tax declarations or other documents as may be reasonably required by the Title Company in order to record the Deed and issue the Owner’s Policy required by this Agreement.

(iii)	Certificate Regarding Representations in Section 6. A certificate, executed by Purchaser certifying that representations in Section 6 made by Purchaser under this Agreement are true and complete in all material respects as of the Closing Date, as modified in the interim, or indicating any material and adverse change in any such representations.

(iv)	Miscellaneous. Other documents reasonably required to consummate the transaction this Agreement contemplates.

(d) Joint Closing Documents. On the Closing Date, Seller and Purchaser shall jointly execute and deliver the following (collectively, the “Joint Closing Documents”):

(i)	Closing Statement. A Closing Statement in form and substance reasonably acceptable to both Seller and Purchaser and consistent with the terms of this Agreement, showing the Purchase Price and all prorations, adjustments, credits and debits this Agreement describes.

(ii)	Assignment and Assumption of Lease. An Assignment and Assumption of Lease in the form of Exhibit J attached hereto.

(iii)	Assignment and Assumption of Contracts and Project Documents. An Assignment and Assumption of Contracts and Project Documents in the form of Exhibit K attached hereto.

(iv)	Notice to Tenant. Written notice to the Tenant under the Lease advising Tenant of the sale of the Subject Property and directing Tenant to make future lease payments and to send all notices or other communications to Purchaser at the place designated by Purchaser.

(v)	Transfer Declarations and Affidavits. Other transfer declarations or affidavits to the extent required by law with respect to the Subject Property.

(vi)	Designation Agreement. A Designation Agreement executed by Seller, Purchaser and Title Company designating the “reporting person” for purposes of completing the Internal Revenue Service Form 1099 and, if applicable, Internal Revenue Form 8594 (the “Designation Agreement”).

(vii)	Miscellaneous. Such other documents, instruments and affidavits as shall be reasonably necessary to consummate the transaction contemplated hereby.

(e) Post-Closing Deliveries. Within a reasonable time following the Closing, Seller shall deliver, or cause to be delivered, the following items to Purchaser:

(i)	Property Documents. Original copies of the Lease, the Permits, the Service Contracts (to the extent assumed by Purchaser), the Warranties, and copies of the Plans, to the extent the same are in Seller’s possession and have not previously been delivered to Purchaser.

(ii)	Keys. All keys to locks on the Subject Property, in the possession or control of the Seller.

(iii)	Tenant Files. The current tenant files, including notices, financial information, and other information to the extent such items are in the possession of Seller and subject to any confidentiality restrictions imposed upon Seller by the applicable tenant.

9. Adjustment and Prorations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Subject Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. In the event prorations cannot be calculated on the Closing Date, the amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments within a reasonable time after the calendar year end following Closing. Except for the proration of real estate taxes and operating expenses (which are paid by the Tenant directly and will not be prorated between the parties at Closing) and except as specifically provided otherwise herein, items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. The obligations of the parties pursuant to this Section 9 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

(a) Real Estate Taxes and Special Assessments. Seller and Purchaser acknowledge that Tenant is obligated to pay all real estate taxes and special assessments for the Real Property directly to the applicable governmental authorities, and accordingly, there shall be no proration of real estate taxes and special assessments between Seller and Purchaser at Closing.

(b) Title Insurance. Seller shall pay all title examination fees of Title Company. Seller shall pay the premium for standard coverage portion of the Owner’s Policy, without endorsements. Purchaser shall pay the costs of the extended coverage portion of the Owner’s Policy and all fees Title Company charges for endorsements to the Owner’s Policy (including any additional premium required to modify the survey exception of such title policy to “shortages in area”). Purchaser shall pay all costs of any lender’s title insurance policy.

(c) Survey Costs. Seller shall pay all costs of the Survey.

(d) Closing Fee. Seller and Purchaser shall each pay one-half of the closing fee or escrow fee Title Company charges.

(e) Collected Rents. All collected net rent and other collected income under the Lease shall be prorated as of the Closing. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from Tenant that is collected by Purchaser after the Closing unless the Tenant properly identifies the payment as being for a specific item, in the following order: (i) first, to Purchaser in payment of the current rent due under the Lease, (ii) second, to Purchaser in payment of delinquent rent due under the Lease for the period from and after the Closing, and (iii) third, to Seller in payment of rent coming due and payable prior to the Closing. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents relating to the period before Closing by continuing to bill the Tenant for such unpaid rents. After six (6) months from the Closing Date, to the extent Purchaser has not paid to Seller unpaid rents owing to Seller for periods prior to the Closing Date, Seller shall have the right to sue Tenant for delinquent rent so long as Seller does not cause a termination of the Lease. Seller acknowledges and agrees that in the event Seller receives any rents and/or other charges payable by the Tenant to the landlord under the Lease applicable to the period after the Closing Date, Seller swill promptly remit all such amounts to Purchaser.

(f) Operating Expenses. All taxes, insurance, utilities, common area maintenance and other operating costs and expenses (collectively, “Operating Expenses”) incurred in connection with the ownership, operation, maintenance and management of the Subject Property are paid directly by the Tenant under its Lease, and accordingly, there shall be no proration of Operating Expenses between Seller and Purchaser at Closing.

(g) Security Deposits. Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of all unapplied cash security deposits in Seller’s possession owed to the Tenant, plus, if accrued interest on such security deposits must be reimbursed to the Tenant that paid a security deposit, all interest accrued on such security deposits. If any security deposit shall be held by Seller in the form of transferable letters of credit or surety bonds, Seller shall assign its rights thereunder to Purchaser and shall, at Closing, deliver such letters of credit to Purchaser and execute any transfer documents necessary to transfer the beneficiary’s interest in such letters of credit or bonds to Purchaser.

(h) Recording Costs. Purchaser shall pay the cost of recording the Deed and all other recording costs.

(i) Leasing Commissions for Renewals, Expansions and Options. Purchaser shall be responsible to pay any leasing commissions due or to become due with respect to the renewal, expansion or exercise of options on any Lease after the Closing Date, as set forth on Exhibit B-2.

(j) Attorneys’ Fees. Each party shall be responsible for its own attorneys’ fees in connection with the sale and purchase or the Subject Property.

(k) Other Costs. All other costs shall be allocated in accordance with the customs prevailing in similar transactions in the metropolitan area where the Subject Property is located.

Except as otherwise expressly provided otherwise in this Agreement, all prorations provided for herein shall be final.

10. Default/Remedies. IN THE EVENT OF A BREACH OR DEFAULT BY SELLER IN CLOSING THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL HAVE THE RIGHT EITHER (I) TO TERMINATE THIS AGREEMENT AND RECEIVE A RETURN OF THE EARNEST MONEY, OR (II) TO ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT, PROVIDED THAT ANY ACTION FOR SPECIFIC PERFORMANCE BE COMMENCED WITHIN NINETY (90) DAYS OF THE SCHEDULED CLOSING DATE (OR SUCH LONGER PERIOD AS MAY BE REQUIRED BY LAW), AS THE SAME MAY HAVE BEEN EXTENDED PURSUANT TO THE PROVISIONS HEREOF. EXCEPT FOR THE SURVIVING INDEMNITY OBLIGATIONS, WHICH SHALL SURVIVE TERMINATION OF THE AGREEMENT, IN THE EVENT OF A BREACH OR DEFAULT BY PURCHASER IN CLOSING THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND RECEIVE THE EARNEST MONEY AS LIQUIDATED DAMAGES, IT BEING AGREED BY SELLER AND PURCHASER THAT THE DAMAGES TO SELLER IN CASE OF DEFAULT BY PURCHASER MAY BE IMPOSSIBLE TO ASCERTAIN AND THAT THE EARNEST MONEY CONSTITUTES A FAIR AND REASONABLE AMOUNT OF DAMAGES IN THE CIRCUMSTANCES AND IS NOT A PENALTY. NOTHING HEREIN CONTAINED SHALL LIMIT THE RIGHTS OR OBLIGATIONS OF THE PARTIES WITH RESPECT TO A DEFAULT UNDER THIS AGREEMENT OCCURRING AFTER THE CLOSING DATE, AND IN SUCH CASE THE PARTIES SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE AT LAW, IN EQUITY OR OTHERWISE INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SPECIFIC PERFORMANCE, SUBJECT TO THE CONDITIONS AND LIMITATIONS HEREIN SET FORTH, INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF SECTION 6(B) HEREOF. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO RECEIVE SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES UNDER THIS AGREEMENT OR OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH.

11. Damage. If, prior to the Closing Date, all or any part of the Improvements are substantially damaged by fire or other casualty, Seller shall promptly give notice to Purchaser of such fact. Thereafter, at Purchaser’s option (to be exercised by Purchaser’s written notice to Seller given within fifteen (15) days after Seller’s initial notice to Purchaser), this Agreement shall terminate with respect to the Subject Property. In the event of any such termination of this Agreement, neither party will have any further obligations under this Agreement (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination), that Purchaser shall, at the request of Seller, execute any document reasonably requested by Seller to evidence such termination including, without limitation, a quit claim deed. If Purchaser fails to elect to terminate this Agreement (in the manner provided in this Section 11) despite such damage, or if the Improvements are damaged but not substantially, Seller shall promptly commence to repair such damage or destruction and to return the damaged Improvements to substantially their condition prior to such damage. If such damage shall be completely repaired prior to the Closing Date, then there shall be no reduction in the Purchase Price, and Seller shall retain the proceeds of all insurance related to such damage. If such damage shall not be completely repaired prior to the Closing Date, but Seller is diligently proceeding to repair, then there shall be no reduction in the Purchase Price and Seller shall complete the repair after the Closing Date and shall be entitled to receive the proceeds of all insurance related to such damage; provided, however, that Purchaser shall have the right to delay the Closing Date until repair is completed. For purposes of this Section 11, the phrase “substantially damaged” means (i) the cost to repair any damage to the Subject Property is estimated to exceed $1,000,000, (ii) access to or parking on the Subject Property is adversely affected, (iii) the damage results in the Subject Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Subject Property, or (iv) the damage entitles the Tenant to terminate the Lease.

12. Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any substantial part of the Subject Property, Seller shall immediately give notice to Purchaser of such fact and, at Purchaser’s option (to be exercised within fifteen (15) days after Seller’s notice), this Agreement shall terminate with respect to the Subject Property. In the event of any such termination, neither party will have further obligations under this Agreement (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination), Purchaser shall, at the request of Seller, execute any document reasonably requested by Seller to evidence such termination including, without limitation, a quit claim deed. If Purchaser fails to elect to terminate this Agreement in the manner provided in this Section 12, then there shall be no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that if any action is necessary with respect to such proceeding to avoid any forfeiture or material prejudice, Seller shall be entitled to take such action as and to the extent necessary without obtaining Purchaser’s prior written consent. For purposes of this Section, the words “substantial part” means (i) the amount of any condemnation award is estimated to exceed $1,000,000, (ii) access to or parking on the Subject Property is adversely affected, (iii) the condemnation results in the Subject Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Subject Property, or (iv) the condemnation entitles the Tenant to terminate the Lease.

13. Broker’s Commissions. Seller and Purchaser each represent to the other party that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Seller or Purchaser or is entitled to compensation or commissions in connection herewith other than CB Richard Ellis (the “Broker”). Seller shall pay to the Broker all commissions due to the Broker, pursuant to the commission agreement between Seller and Broker (the “Listing Agreement”), at Closing, if the transaction contemplated by the Agreement is consummated. Seller shall defend, indemnify and hold harmless Purchaser from and against any and all claims of brokers, finders or any like third party claiming any right to commissions or compensation by or through acts of Seller in connection herewith. Purchaser represents to Seller that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Purchaser or is entitled to compensation or commissions in connection herewith other than the commissions due to the Broker under the Listing Agreement. Purchaser shall defend, indemnify and hold harmless Seller from and against any and all claims of brokers, finders or any like party claiming any right to commissions or compensation by or through acts of Purchaser in connection herewith. The indemnity obligations hereunder, in favor of both Seller and Purchaser, shall include, without limitation, all damages, losses, risks, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from and related to matters being indemnified hereunder; provided, however, that the total liability of Seller with respect to the foregoing shall be subject to the conditions and limitations set forth in Section 6(b) hereof. No broker, finder or like party shall be entitled to rely (as a third-party beneficiary or otherwise) on the provisions herein in claiming any right to commissions or compensation or otherwise. This Section 13 shall survive the expiration or termination of this Agreement or the Closing through the Representation Notice Date.

14. Environmental Disclosure. Seller hereby discloses that the Real Property contains or contained such hazardous materials (if any) as described in the environmental reports listed on Exhibit L attached hereto and made a part hereof (the “Reports”). Seller shall deliver the Reports to Purchaser within five (5) business days following the execution of this Agreement, and Purchaser shall acknowledge receipt of the Reports. Purchaser acknowledges and agrees that the Reports are provided by Seller for informational purposes only and that Seller makes no representations or warranties as to the accuracy or completeness of the Reports. Purchaser will conduct its own investigations and studies of the Subject Property as it deems necessary or appropriate in order to determine the presence or absence of hazardous materials on or within the Subject Property. Subject to Section 5(a)(iii), Purchaser hereby (a) agrees that Purchaser is relying solely on its own investigation, if any, of the Subject Property covering the effect of any hazardous materials that may be on about or within the Subject Property, whether disclosed by such investigations or not (collectively, the “Hazardous Materials Effect”), (b) acquires the Subject Property subject to the risk of any and all liabilities, claims, demands, suits, judgments, losses, damages, expenses (including, without limitation, attorney’s fees) and other obligations arising out of or incurred in connection with the Hazardous Materials Effect, if any, and (c) waives and releases Seller from all liabilities, claims demands, suits, judgments, losses, damages, and expenses relating to the Hazardous Materials Effect.

15. Assignment. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller; provided, however, Purchaser may assign its rights under this Agreement to any trust, corporation, partnership or limited liability company controlling, controlled by or under common control with Purchaser. For purposes hereof, “control” shall mean ownership (directly or indirectly) of 51% or more of the voting or comparable ownership interest of any such trust, corporation, partnership or limited liability company. Any assignment shall be subject to all the provisions, terms, covenants and conditions of this Agreement and the assignor shall, in any event, continue to be and remain liable under this Agreement, as it may be amended from time to time, as a principal and not as a surety, without notice to such assignor. Any such assignment and assumption shall be evidenced by a written agreement in form and substance reasonably acceptable to Seller. Notwithstanding anything to the contrary, Purchaser shall have the right to assign this Agreement to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as an investment advisor without the consent of Seller.

16. Texas Provisions and Notices.

(a) DTPA WAIVER OF CONSUMER RIGHTS. PURCHASER AND SELLER ACKNOWLEDGE THAT THE TEXAS DECEPTIVE TRADE PRACTICES AND CONSUMER PROTECTION ACT (SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS (THE “TEXAS ACT”), DOES NOT APPLY TO THE SALE OF THE SUBJECT PROPERTY CONTEMPLATED BY THIS AGREEMENT BECAUSE THE CONSIDERATION FOR THE SUBJECT PROPERTY IS GREATER THAN $500,000, PURSUANT TO SECTION 17.42 OF THE TEXAS ACT, AND PURCHASER HEREBY VOLUNTARILY WAIVES ANY RIGHTS THAT IT MAY HAVE UNDER THE TEXAS ACT AFTER CONSULTING WITH LEGAL COUNSEL OF ITS OWN SELECTION.

(b) Notice Under Texas Real Estate License Act. The Texas Real Estate License Act requires written notice to Purchaser that it should have an attorney examine an abstract of title to a Texas Property or obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Purchaser.

(c) Notice Regarding Texas Property in Unincorporated Area. Pursuant to the requirements of Section 5.011 of the Texas Property Code, Seller hereby notifies Purchaser that, if the Real Property is located outside the limits of a municipality, such Real Property may now or later be included within the extra-territorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extra-territorial jurisdiction. To determine if the Real Property is located within a municipality’s extra-territorial jurisdiction, contact all municipalities located in the general proximity of the Real Property for further information.

(d) Texas Municipal Utilities District Notice. If the Real Property is situated in a utility or other statutorily created district providing water, sewer, drainage or flood control facilities and services, the Texas Water Code requires Seller to deliver and Purchaser to sign and acknowledge, at the closing, the statutory notice relating to the tax rate, bonded indebtedness or standby fee of the district prior to the final execution of this Agreement. Such notice shall be recorded in the real property (deed) records of the county in which the Subject Property is located.

(e) Independent Consideration. Seller and Purchaser agree that the Earnest Money shall be deemed to include the amount of One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”), which Independent Consideration is paid by Purchaser to Seller on the date hereof as consideration for Seller’s execution and delivery of this Agreement and for Purchaser’s right to inspect and evaluate the Subject Property. The Independent Consideration is independent of any other consideration or payment provided for in this Agreement and, notwithstanding anything to the contrary herein, is non-refundable in all events, including any refund of the balance of the Earnest Money.

17. Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be sent by nationally recognized overnight courier guaranteed next business day delivery, by telecopy or facsimile transmission (provided that such notice sent by facsimile is also sent via nationally recognized overnight courier for guaranteed next business day delivery), or by personal delivery, properly addressed as follows:

If to Seller:	MBS Arlington Limited Partnership
10350 Bren Road West
Minnetonka, MN 95343
Attn: Vice President
Facsimile No.: (952) 656-4750

With a copy to:	Opus L.L.C.
10350 Bren Road West
Minnetonka, MN 55343
Attn: Legal Department
Facsimile No.: (952) 656-4755

And a copy to:	Briggs and Morgan, Professional Association
2200 IDS Center
Minneapolis, MN 55402
Attn: Charles R. Haynor, Esq.
Facsimile No. (612) 977-8650

If to Purchaser:	KBS Capital Advisors LLC
205 West Wacker, Suite 1000
Chicago, Il 60606
Attn: William Rogalla
Facsimile No.: (312) 726-6804

With copies to:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attention: Jim Chiboucas, Esq.
Facsimile No.: (949) 417-6523

and

Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92606
Attn: L. Bruce Fischer, Esq.
Facsimile No.: (949) 399-7001

All notices shall be deemed given one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by personal delivery or by telecopy or facsimile transmission (with proof of transmission). Attorneys for each party shall be authorized to give notices for each such party. Notwithstanding anything herein to the contrary, in the event any notice is required hereunder within a period of less than three (3) business days, such notice shall be given by facsimile transmission, personal delivery or overnight courier, all as provided above. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified.

18. Captions. The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

19. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein contained, and all prior negotiations, discussions, writings and agreements between the parties with respect to the subject matter herein contained are superseded and of no further force and effect. No covenant, term or condition of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing signed by the party charged with such waiver.

20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

22. Severability. The unenforceability or invalidity of any provisions hereof shall not render any other provision herein contained unenforceable or invalid.

23. “As Is” Sale. PURCHASER ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS SET FORTH IN SUBSECTIONS (i), (ii), (iii), (iv), and (v) OF SECTION 8(a), (A) NEITHER SELLER, NOR ANY OWNER, PRINCIPAL, AGENT, ATTORNEY, EMPLOYEE, BROKER, OR OTHER REPRESENTATIVE OF SELLER, HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT PROPERTY OR ANY MATTER RELATED THERETO, AND (B) PURCHASER IS NOT RELYING ON ANY WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE SUBJECT PROPERTY, AND THAT PURCHASER IS ACQUIRING THE SUBJECT PROPERTY IN ITS “AS-IS” CONDITION WITH ALL FAULTS, AND (C) PURCHASER RELEASES SELLER, ITS PAST, PRESENT AND FUTURE EMPLOYEES, PARTNERS, OFFICERS, DIRECTORS, ATTORNEYS, AGENTS, ADMINISTRATORS, REPRESENTATIVES AND PREDECESSORS AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, EXECUTORS AND ADMINISTRATORS, AGENTS, EMPLOYEES, REPRESENTATIVES, ATTORNEYS, AFFILIATES AND ALL PERSONS ACTING BY, THROUGH, UNDER OR IN CONCERT WITH ANY OF THEM (COLLECTIVELY, THE “RELEASEES”) AND EVERY ENTITY AFFILIATED WITH SELLER AND RELEASEES, FROM ALL ACTIONS, CAUSES OF ACTIONS, SUITS, DEBTS, LIENS, CONTRACTS, AGENTS, OBLIGATIONS, PROMISES, RIGHTS, DEMANDS, CLAIMS, LIABILITIES, DAMAGES, JUDGMENTS, LOSSES, COSTS AND EXPENSES INCLUDING ATTORNEYS’ FEES, OF ANY NATURE WHATSOEVER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FIXED OR CONTINGENT, WHICH PURCHASER NOW HAS, OWNS, HOLDS OR CLAIMS TO HAVE, OWN OR HOLD, OR AT ANY TIME HERETOFORE HAD, OWNED, HELD, OR CLAIMED TO HAVE, OWN OR HOLD, AGAINST SELLER AND THE RELEASEES, RELATING TO THE CONDITION OF THE SUBJECT PROPERTY. IN PARTICULAR, BUT WITHOUT LIMITATION, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS SET FORTH IN SUBSECTIONS (i), (ii), (iii), (iv), and (v) OF SECTION 8(a), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PHYSICAL CONDITION OF THE SUBJECT PROPERTY, ANY PATENT OR LATENT DEFECTS AFFECTING THE SUBJECT PROPERTY OR ANY OTHER ASPECT OF THE SUBJECT PROPERTY, INCLUDING ANY ENTITLEMENTS FOR THE SUBJECT PROPERTY, ANY GOVERNMENTAL LAWS AND REGULATIONS, INCLUDING, BUT NOT LIMITED TO,

ENVIRONMENTAL LAWS, ZONING AND LAND USE LAWS AND REGULATIONS, COVENANTS, CONDITIONS OR RESTRICTIONS, WHETHER OR NOT OF RECORD, TO WHICH THE SUBJECT PROPERTY MAY BE SUBJECT, THE DEVELOPMENT, USE, CONSTRUCTION, MANAGEMENT OR OCCUPATION OF THE SUBJECT PROPERTY, INCLUDING, WITHOUT LIMITATION, THE IMPROVEMENTS CONSTRUCTED THEREON, THE PRESENCE OF ANY HAZARDOUS MATERIALS UNDER OR IN THE VICINITY OF THE SUBJECT PROPERTY AND ANY HAZARDOUS MATERIAL EFFECTS, OR ANY OTHER MATTER RELATING TO THE SUBJECT PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER WILL CONDUCT ITS OWN INVESTIGATIONS AND STUDIES OF THE SUBJECT PROPERTY AND ALL ASPECTS THEREOF, INCLUDING WITHOUT LIMITATION THE SUBJECT PROPERTY’S CHARACTERISTICS, ITS PHYSICAL CONDITION (INCLUDING ANY DEFECTS THEREIN), ALL LEGAL REQUIREMENTS APPLICABLE THERETO, THE OPERATION AND USE THEREOF, THE ENVIRONMENTAL CONDITION OF THE SUBJECT PROPERTY AND ALL MATTERS DESCRIBED IN THE PRECEDING SENTENCE; IF FOR ANY REASON WHATSOEVER PURCHASER IS PRECLUDED BY SELLER FROM CONDUCTING SUCH INVESTIGATIONS AND STUDIES, PURCHASER SHALL BE REQUIRED TO GIVE WRITTEN NOTICE THEREOF TO SELLER PRIOR TO THE CONTINGENCY DATE. PURCHASER’S WAIVERS APPLY TO ALL CLAIMS OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ABSOLUTE OR CONTINGENT, AND WHETHER OR NOT DISCOVERABLE BY PURCHASER, THAT PURCHASER NOW HOLDS OR MAY HOLD AT ANY TIME IN THE FUTURE.

PURCHASER ACKNOWLEDGES AND AGREES THAT: (A) PURCHASER IS AN EXPERIENCED AND SOPHISTICATED OWNER OF REAL PROPERTY; (B) PURCHASER HAS EXPRESSLY NEGOTIATED THE LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION; AND (C) THE LIMITATIONS CONTAINED IN THIS SECTION ARE REASONABLE. PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS AGREED TO ENTER INTO THIS AGREEMENT IN CONSIDERATION FOR AND IN RELIANCE UPON THE FOREGOING LIMITATIONS OF LIABILITY, AND THAT THE CONSIDERATION UNDER THIS AGREEMENT IS BASED IN PART ON THE LIMITATIONS OF LIABILITY. THE PROVISIONS OF THIS SECTION SHALL APPLY TO ANY CLAIM, LOSS OR DAMAGE, IRRESPECTIVE OF ITS CAUSE OR ORIGIN, AND REGARDLESS OF WHETHER IT IS BASED ON STRICT LIABILITY OR RESULTS FROM THE PASSIVE OR ACTIVE NEGLIGENCE OF SELLER AND/OR ANY RELEASEES.

24. Indemnification for Lease Claims. Seller will indemnify, defend and hold harmless Purchaser from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys’ fees) arising from claims by Tenants under the Leases as a result of any obligations and duties of the landlord thereunder to the extent such obligations relate to events or circumstances occurring prior to the Closing Date, except for claims relating to the physical condition of the Subject Property or any Hazardous Materials Effect. Purchaser and will indemnify, defend and hold harmless Seller from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys’ fees) arising from claims by Tenants under the Leases as a result of any obligations and duties of landlord thereunder to the extent such obligations relate to events or circumstances occurring from and after the Closing Date, except for claims relating to the physical condition of the Subject Property or any Hazardous Materials Effect existing as of the Closing Date. The indemnification obligations contained in this Section 24 shall survive Closing.

25. Time of Essence. Time is of the essence of this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

28. Tax Deferred Exchange. Purchaser and Seller or their permitted assigns, have the right to structure the sale of the Subject Property as part of one or more deferred exchanges in accordance with the provisions of Section 1031 of the Internal Revenue Code. Purchaser and Seller will make reasonable efforts to cooperate with any such exchange requested by the other; so long as such exchange does not require Purchaser to execute any additional documentation other than a simple consent, and provided that: (i) the Closing Date hereunder will not thereby be delayed, (ii) the cooperating Purchaser or Seller, as the case may be, does not incur any additional expense or liability, nor assume any personal liability in connection with a request by the other party to cooperate with said exchange, (iii) the exchanging party shall not be released from its obligations under this Agreement if the exchanging party’s exchange fails for any reason, and the exchanging party shall remain obligated under this Agreement, (iv) the cooperating party shall not be required to acquire title to any other real property (other than the Real Property), and (v) the exchanging party shall indemnify, defend and hold the cooperating party harmless from and against all expenses, losses, costs (including, without limitation, reasonable attorneys’ fees), damages and claims resulting from the exchanging party’s exchange or attempted exchange. The cooperating party hereby disclaims any responsibility for the qualification of the transactions contemplated by this Agreement as a tax-deferred exchange under Internal Revenue Code Section 1031, as amended, and the exchanging party agrees that the cooperating party shall not be liable for any tax liability, interest or penalties arising thereunder by virtue of the cooperating party’s cooperation in the consummation of any such exchange or attempted exchange.

29. Return of Documents; Confidentiality. In the event that this Agreement is terminated or cancelled without Purchaser acquiring the Subject Property pursuant to the terms hereof, Purchaser shall, within five (5) business days thereafter, deliver to Seller all due diligence materials delivered by Seller to Purchaser. Prior to the Closing, Purchaser agrees not to disclose any due diligence materials to third parties, except that Purchaser may disclose such information to (i) those employed or engaged by Purchaser in connection with Purchaser’s due diligence investigations, (ii) to Purchaser’s attorneys, potential lenders, title and escrow officers and others involved in connection with the transactions described in this Agreement, (iii) to Purchaser’s directors, officers, shareholders, and partners, (iv) to the extent required by law, subpoena or court order. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorney’s fees) asserted against or incurred by Seller as a result of any violation of, or failure to comply with this Section 29. The obligations in this Section 29 shall survive Closing or termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Subject Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

30. IRS Reporting Requirements. Seller and Purchaser acknowledge and agree that Section 6045(e) of the Internal Revenue Code of 1986 requires that notice of the sale and purchase of the Subject Property described in this Agreement, be provided to the Internal Revenue Service (the “IRS”) by preparation of and filing with the IRS of one or more IRS Form 1099-B; and further, Seller and Purchaser agree to furnish and provide the Title Company any and all information and documentation, including without limitation the Designation Agreement, that the Title Company may require in order for the Title Company to (a) comply with all instructions to the IRS Forms 1099-B in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Forms 1099-B with respect to this transaction.

31. Attorneys’ Fees. If either party commences an action against the other to enforce this Agreement or because of the breach by either party of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney fees, costs, and expenses (including expert fees and costs) incurred in connection with the prosecution or defense of such action, including any appeal, in addition to all other relief.

32. Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day, and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Pacific Standard Time, and (b) all time periods shall expire at 5:00 p.m., Pacific Standard Time.

33. Title Company Authorized to Complete Blanks. If necessary, Title Company is authorized to insert the Closing Date in any blanks in the Closing documents.

34. Schedule and Exhibits. The following schedule and exhibits are made a part hereof, with the same force and effect as if specifically set forth herein:

Schedule 1	-	Due Diligence Materials
Exhibit A	-	Legal Description
Exhibit B	-	Schedule of Lease Documents
Exhibit B-1	-	Outstanding Tenant Improvement Allowances;
Incomplete Tenant Improvements
Exhibit B-2	-	Outstanding Broker Commissions
Exhibit C	-	Schedule of Permits and Licenses
Exhibit D	-	Schedule of Service Contracts
Exhibit E	-	Schedule of Warranties
Exhibit F	-	Form of Earnest Money Escrow Agreement
Exhibit G	-	Permitted Encumbrances
Exhibit H	-	Form of Tenant Estoppel Certificate
Exhibit I	-	Form of Special Warranty Deed
Exhibit J	-	Form of Assignment and Assumption of Lease
Exhibit K	-	Form of Assignment and Assumption of Contracts and Project Documents
Exhibit L	-	List of Environmental Reports
Exhibit M	-	Schedule of 3-14 Audit Documents

[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above written.

SELLER: MBS ARLINGTON LIMITED PARTNERSHIP, a Delaware limited partnership

By:	MILLER GP, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Authorized Signatory
Name:
Its:

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above written.

PURCHASER: KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

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